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                                                                       EXHIBIT 1

                                                                    July 7, 1999

To our Stockholders:

     On behalf of ADFlex Solutions, Inc. (the "Company"), I am pleased to inform you that on July 1, 1999, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Innovex, Inc., and its subsidiary Innovex Acquisition Corp. ("Purchaser"). Under the terms of the Merger Agreement, Purchaser has today commenced a cash tender offer (the "Offer") to purchase all of the Company's issued and outstanding shares, par value $0.01 per share (the "Shares"), for $3.80 per Share, net to the seller in cash, subject to the terms and conditions in the Offer to Purchase accompanying this letter. The Offer will be followed by a merger (the "Merger") in which Shares outstanding on the date of the Merger will be converted into the right to receive $3.80 per Share, net to the seller in cash, without interest.

     THE BOARD OF DIRECTORS OF ADFLEX HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT, THE OFFER AND MERGER ARE FAIR TO, AND IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER.

     In arriving at its recommendation, the Board of Directors gave careful consideration to the factors described in the attached Schedule 14D-9 that is being filed today with the Securities and Exchange Commission, including the opinion of BancBoston Robertson Stephens Inc. that the cash consideration to be paid in the Offer and Merger is fair to the holders of Shares from a financial point of view.

     In addition to the attached Schedule 14D-9, also enclosed is the Offer to Purchase together with related materials, including a Letter of Transmittal to be used for tendering your shares in the Offer. These documents state the terms and conditions of the Offer and the Merger and provide instructions as to how to tender your shares. We urge you to read these documents carefully in making decisions with respect to tendering your shares pursuant to the Offer.

                                          On behalf of ADFlex Solutions, Inc.,

                                          /s/ NEIL DIAL

                                          --------------------------------------
                                          President